As filed with the Securities and Exchange Commission on December 19, 2019

Registration No. 333-205665

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

POST-EFFECTIVE AMENDMENT NO. 3
to

FORM S-3

Under
THE SECURITIES ACT OF 1933
________________________

NII HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware                                 91-1671412
(State or other jurisdiction of                     (I.R.S. Employer Identification Number)
incorporation or organization)
________________________

12110 Sunset Hills Road, Suite 600
Reston, VA 20190
(703) 390-7286
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
________________________

Shana C. Smith, Esq.
Vice President, General Counsel and
Corporate Secretary
NII Holdings, Inc.
12110 Sunset Hills Road, Suite 600
Reston, VA 20190
(703) 390-5100
________________________
Approximate Date of Commencement of Proposed Sale to the Public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

    Large accelerated filer ☐                  Accelerated filer ☑
Non-accelerated filer ☐                 Smaller reporting company ☐
Emerging growth company ☐

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following Registration Statement on Form S-3 (the “Registration Statement”):

•
Registration Statement No. 333-205665, pertaining to the registration and possible resale from time to time by certain selling shareholders of 51,295,837 shares of common stock of NII Holdings, Inc. (the “Company”).

On December 18, 2019, the Company completed the sale of Nextel Telecomunicações Ltda., its sole remaining operating asset (the “Transaction”). On December 18, 2019, in connection with the Company’s plan to dissolve following closing of the Transaction (the “Dissolution”), the Company notified the Nasdaq stock market of its intent to delist the Company’s common stock effective on or about January 9, 2020.

As a result of the Transaction and Dissolution, the offering pursuant to the Registration Statement has been terminated. In accordance with the undertakings made by the Company in the Registration Statement to remove from registration by means of post-effective amendment any of the securities that remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, Commonwealth of Virginia, on this 19th day of December, 2019.

NII HOLDINGS, INC.

By:	/s/ Shana C. Smith
Shana C. Smith, Esq. Vice President, General Counsel and Corporate Secretary

No other person is required to sign this post-effective amendment on behalf of the registrant in reliance upon Section 478 of the Securities Act of 1993.

3